EXHIBIT 10.6

Execution Version

FEE REDUCTION AGREEMENT

January 11, 2024

WHEREAS, pursuant to that certain business combination marketing agreement, dated December 14, 2021 (as it may be amended from time to time, the “BCMA”), by and among Battery Future Acquisition Corp., a Cayman Islands exempted company (together with its successors, the “Company”), Cantor Fitzgerald & Co. (“CF&CO”) and Roth Capital Partners, LLC, the Company previously agreed to pay to CF&CO an aggregate cash amount of $13,800,000 as a marketing fee (the “Original Marketing Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-261373), and dated December 14, 2021. Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the BCMA. All references to the “Company” herein shall also refer to the publicly-traded surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Fee Reduction and Warrant Forfeiture: In connection with the entry into and consummation of a potential transaction (the “Sponsor Transaction”) related to the transfer by Battery Future Sponsor LLC (the “Battery Sponsor”) and Pala Investments Limited (collectively, with the Battery Sponsor, the “Sponsors”) of certain Class B ordinary shares of the Company to Camel Bay, LLC, CF&CO agrees that, upon the closing of such transaction (such date, the “Sponsor Transaction Closing Date”) it will automatically forfeit, without further action required, (i) the entire Original Marketing Fee, together with any expense reimbursement provided in Section 2 of the BCMA, that would otherwise be payable by the Company to CF&CO, pursuant to the BCMA, and (b) 2,760,000 private placement warrants, which CF&CO acquired on December 14, 2021 in connection with the Company’s initial public offering (the “Cantor Private Placement Warrants”). In consideration for the foregoing, Battery Sponsor will transfer and deliver to CF&CO Class B ordinary shares of the Company in the amounts set forth on Schedule A hereto (such shares, collectively, the “Transferred Shares”) on the Sponsor Transaction Closing Date.

2.

Waiver of Redemption and Liquidation Rights.  CF&CO agrees that with respect to the Transferred Shares, it shall not (i) redeem any such shares in connection with shareholder approval of a Business Combination or an amendment to the amended and restated memorandum and articles of association of the Company prior to the closing of a Business Combination or (ii) tender any such shares in connection with a tender offer undertaken by the Company in connection with a Business Combination.  Additionally, CF&CO agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Transferred Shares.  CF&CO agrees that as a condition precedent to any transfer of the Transferred Shares prior to the consummation of a Business Combination (the “Closing”), any proposed transferee shall be required to execute a written agreement whereby such transferee agrees to be bound by the terms and conditions of this paragraph.

3.

Representations and Warranties of the Company and the Sponsors. Each of the Company, Battery Future Sponsor LLC and Pala Investments Limited severally, for itself, and not jointly represents and warrants to CF&CO that, as of the date hereof and as of the date of the consummation of the transactions contemplated hereby:

a.

Such person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such person has full power and authority to enter into this letter agreement (this “Agreement”), to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

b.

Such person has the requisite power and authority to enter into and perform its obligations under this Agreement and, to the extent applicable, to transfer the Transferred Shares in accordance with the terms hereof.  This Agreement has been duly executed and delivered by such person, and each constitutes the legal, valid and binding obligations of such person, enforceable against such person in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

c.

The execution, delivery and performance of this Agreement by such person and the consummation by such person of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the organizational documents of such person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of The New York Stock Exchange (“NYSE”) and including all applicable foreign, federal and state laws, rules and regulations) applicable to such person or by which any property or asset of such person is bound or affected.

4.

Letter Agreement Waiver: In order to effectuate the Sponsor Transaction, CF&CO hereby, solely with respect to the transfers contemplated by the Sponsor Transaction, (i) waives the restrictions on the transfer of the Founder Shares (as defined in the Letter Agreement) set forth in paragraph 3, paragraph 7 and paragraph 8 of that certain Letter Agreement, dated December 14, 2021 (the “Letter Agreement”), by and among the Company, the Sponsors, officers and directors of the Company, CF&CO and certain other shareholders of the Company signatory thereto; and (ii) waives any notice or other procedural requirements with respect to the foregoing.

5.

Registration Rights: In connection with the closing of a Business Combination, theCompany shall grant to CF&CO “registration rights,” enabling CF&CO to promptly resell,  freely trade and otherwise dispose of the Transferred Shares (as described below) substantially consistent with those received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Business Combination (or if no PIPE closes in connection therewith, then substantially consistent with those provided to the Sponsors with respect to any of the equity securities it holds in the Company) (collectively, the “Registration Rights”).  For the avoidance of doubt, this Section 4 is not intended to give CF&CO any “registration demand rights” (as such term is customarily understood).

2

6.	Registration Rights; Listing Requirements: Rule 144 Eligibility: Pursuant to the “registration rights” described above, the Company hereby agrees that it shall:

a.

Prepare and, as soon as practicable, but in no event later than forty-five (45) days following the Closing, file with the SEC a re-sale registration statement on Form S-1 (or any successor form) to register the re-sale of all of the Transferred Shares held by CF&CO or its affiliates (the “Resale Registration Statement”);

i.

Use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC by (x) the 60th calendar day after the date of the initial filing thereof, if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, or (y) by the 90th calendar day after the date of the initial filing thereof, if such Resale Registration Statement is subject to review by the SEC;

ii.

Use its commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of (i) the two (2) year anniversary of the date of the effectiveness thereof and (ii) the date upon which all of the Transferred Shares held by CF&CO or its affiliates have been sold or are no longer outstanding; and

iii.

Following either (i) the effectiveness of the Resale Registration Statement, or (ii) the one year anniversary of the Closing (if relying on Rule 144 under the Securities Act of 1933, as amended), in each case, upon CF&CO’s request and provided that CF&CO provides any reasonably requested representation letters, (x) promptly instruct and cause its legal counsel to promptly provide the necessary “blanket” legal opinion(s) to the Company’s duly appointed transfer agent for the Transferred Shares (the “Transfer Agent”) so that such Transfer Agent may remove any “restrictive legends” from the Transferred Shares held by CF&CO or its affiliates, and (y) take all actions reasonably required to cause its Transfer Agent to remove any such “restrictive legends,” in each case, so that such Transferred Shares may be resold and freely tradeable by CF&CO and its affiliates

(such obligations set forth in clauses (i), (ii) and (iii) above, the “Registration Rights Obligations”).

b.

The Company shall use its commercially reasonable efforts to maintain the Transferred Shares’ authorization for quotation or listing on NYSE or NASDAQ and shall not, directly or indirectly, take any action which would be reasonably expected to result in the deauthorization, delisting or suspension of the Transferred Shares on the NYSE or NASDAQ.

3

c.

From and after the Closing and for so long as the Registration Rights Obligations shall be required to continue hereunder, the Company shall use commercially reasonable efforts to meet the public reporting requirements so that from and after the twelve (12) month anniversary of the Closing, CF&CO and its affiliates will be entitled to sell all of the Transferred Shares that it receives as part of the Stock Fee hereunder without restriction or limitation pursuant to Rule 144 promulgated under the Act.

d.

The Company acknowledges and agrees that the Registration Rights Agreement, dated December 14, 2021 (the “Registration Rights Agreement”), by and among the Company, Battery Future Sponsor LLC, Pala Investments Limited, CF&CO, Roth Capital Partners, LLC and the other holders party thereto shall not be amended, modified or otherwise waived by CF&CO pursuant to the terms of this letter agreement, and that the Transferred Shares shall constitute “Registrable Securities” as defined therein.

7.

Delivery of the Transferred Shares: Battery Sponsor agrees that upon the Sponsor Transaction Closing Date, it shall transfer and deliver, or cause to be transferred and delivered, in accordance with the allocations set forth on Schedule A hereto, the Transferred Shares to CF&CO, in book-entry form, by irrevocable instruction from Battery Sponsor to the Transfer Agent. The Company agrees to take all actions reasonably necessary to effectuate the foregoing transfers.  The Transferred Shares transferred and delivered to CF&CO shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such Transferred Shares (including any restrictions that may arise due to contractual “lock-ups”, but excluding any restrictions that may arise due to applicable U.S. federal or state securities laws) (collectively “Restrictions”).

8.

Company Default: Without limiting any rights or remedies available to CF&CO hereunder, in the event that: (x) the Company or the Battery Sponsor is unable to, or otherwise does not, issue, transfer and deliver, or cause to be issued, transferred and delivered, any of the Transferred Shares to CF&CO free and clear of all Restrictions in accordance with the requirements of Section 7 above, (y) the rights of CF&CO set forth in Sections 5 and/or 6 above are not properly granted or enforced in accordance with the requirements of this Agreement, or (z) the Company does not comply in all respects with its Registration Rights Obligations or any of its obligations under Sections 5 and/or 6 above such that the Transferred Shares are not freely tradeable by CF&CO and its affiliates within six (6) months of the Closing (or twelve (12) months of the Closing if relying on Rule 144 under the Securities Act of 1933, as amended; provided, that any unavailability of the Resale Registration Statement prior to such date is without any failure of the Company to satisfy its obligations hereunder), then, in each case, at the sole election of CF&CO made by written notice provided to the Company, the Company shall promptly (but in any event within five (5) Business Days) after receipt of such notice pay to CF&CO $5,000,000 in cash (the “Registration Rights Default Payment”). For the avoidance of doubt, (x) the Company hereby represents, warrants and agrees that any requirement to pay the Registration Rights Default Payment in cash shall be construed as a penalty upon the occurrence of any of the events set forth in this Section 8 and is not “an option” to pay in cash to avoid fulfilling its obligations under this Agreement and (y) any payment of such Registration Rights Default Payment does not relieve the Company of its obligations under this Agreement, including those set forth in Sections 5 and 6.

4

9.

Further Assurances: Each of the Company, Battery Sponsor and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

10.

Confidentiality: This Agreement (including the terms set forth herein) is confidential, and except as required by applicable law, regulation or stock exchange rule (subject to, unless prohibited by law, CF&CO having a reasonable opportunity to review, comment and object to such disclosure), neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Business Combination may be filed publicly or otherwise disclosed by the Company to any other party without CF&CO’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

11.

Termination: This Agreement will terminate automatically upon the transfer and delivery of the Transferred Shares to CF&CO and the satisfaction of the Company’s other obligations under Sections 4 and 5 of this Agreement, including, for the avoidance of doubt, (x) the effectiveness of the Resale Registration Statement related thereto, and (y) the continued satisfaction of the Registration Rights Obligations.

12.

Successor: Prior to the closing of the Business Combination, if the agreements executed by the Company in connection therewith do not directly or indirectly provide for the assumption by the Successor of the Company’s obligations under the BCMA, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the BCMA, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein.

13.

Miscellaneous:  The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the BCMA. Without limiting the foregoing, Sections 10, 11, 13 and 14 of the BCMA are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”.  The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14.

BCMA. This Agreement, the BCMA (as amended by this Agreement) and the Registration Rights Agreement (together with the other agreements and documents being delivered pursuant to or in connection with the BCMA, the Registration Rights Agreement or this Agreement), constitute the entire agreement of the parties hereto (to the extent such persons are parties to such agreements) with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. The Company and CF&CO agree that any prior fee reduction agreement under discussion between the parties or otherwise entered into between any of the parties hereto shall be hereby terminated and be of no further force or effect. Except as expressly provided in this Agreement, all of the terms and provisions in the BCMA are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein.  This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the BCMA, or any other right, remedy, power or privilege of any party to the BCMA, except as expressly set forth herein. Any reference to the BCMA in the BCMA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the BCMA, as amended or modified by this Agreement (or as the BCMA may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

[Signature Page Follows]

5

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

BATTERY FUTURE ACQUISITION CORP.

By:	/s/ Greg Martyr
Name:	Greg Martyr
Title:	CEO

BATTERY FUTURE SPONSOR LLC

By:	/s/ Josh Payne
Name:	Josh Payne
Title:	Managing Member

PALA INVESTMENTS LIMITED

By:	/s/ Stephen Gill
Name:	Stephen Gill
Title:	Director

[Signature page to Fee Reduction Agreement]

Schedule A

Share Transfer Allocations

Battery Future Sponsor LLC	300,000 Class B ordinary shares